Exhibit 23.1

Consent of Independent Certified Public Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-175094), Form S-8 (No. 333-133408) and Form S-8 (No. 333-182552) of Quality Distribution, Inc. of our report dated June 1, 2012 relating to the financial statements of Wylie Bice Trucking, LLC, which appears in this Current Report on Form 8-K of Quality Distribution, Inc.

We also hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-175094), Form S-8 (No. 333-133408) and Form S-8 (No. 333-182552) of Quality Distribution, Inc. of our report dated June 1, 2012 relating to the financial statements of RM Resources, LLC, which appears in this Current Report on Form 8-K of Quality Distribution, Inc. dated June 1, 2012.

/s/ PricewaterhouseCoopers LLP

Tampa, FL

August 2, 2012